Exhibit 10.9

NOMINATING AGREEMENT

THIS AGREEMENT (“Agreement”), dated July 13, 2010, is entered into by and between Postmedia Network Canada Corp., a corporation governed by the laws of Canada (the “Company”) and GoldenTree Asset Management LP (the “Shareholder”), a limited partnership governed by the laws of State of Delaware.

RECITALS:

WHEREAS, pursuant to the terms of a subscription agreement dated July 2, 2010 (the “Subscription Agreement”), the Shareholder has, among other things, subscribed for 8,132,834 Class NC variable voting shares (the “Variable Voting Shares”) in the capital of the Company;

AND WHEREAS, upon completion of the transactions contemplated in the Subscription Agreement, the Shareholder, together with its Affiliates (as such term is defined in National Instrument 45-106 – Prospectus Exempt Distributions) and certain investment funds for which it acts as investment advisor, will beneficially own or exercise control or direction over approximately 11,331,484 Variable Voting Shares which will represent approximately 29.06% of the aggregate outstanding Variable Voting Shares and Class C voting shares (the “Voting Shares” and, together with the Variable Voting Shares, the “Shares”) in the capital of the Company;

AND WHEREAS, the parties have agreed to enter into this Nominating Agreement with effect as of the date first noted above in respect of the matters and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the Shareholder agreeing to subscribe for the Variable Voting Shares and the respective promises, representations, warranties, covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

BOARD OF DIRECTORS

1.1	Board Representation

(1)

The Shareholder shall have, if and for so long as the Shareholder, together with its Affiliates and certain investment funds for which it acts as investment advisor, beneficially owns or exercises control or direction over, directly or indirectly, at least 10% of the outstanding Shares (before giving effect to the exercise, conversion or exchange of any securities exercisable for, convertible into or exchangeable for Shares), the right to select one individual, who shall be presented to the shareholders of the Company as part of the management proposed list of nominees to serve as directors on the board of directors of the Company (the “Board”) at any shareholder meeting at which directors of the Company are being elected, with such individual being referred to herein as a “Nominee”; provided, however, that such nomination right shall only be exercisable for so long as the Board has at least three members (including the Nominee).

(2)	The Company acknowledges that the Shareholder’s current Nominee on the Board is Steve Shapiro.

(3)	In order to exercise its rights in section 1.1(1) and commencing in the fiscal year in which the third annual meeting of the Company is held, the Shareholder shall, by no later than thirty days following the Company’s fiscal year end, provide the Company with written notice of the Shareholder’s proposed Nominee(s), which individuals shall be subject to consideration by the Board pursuant to the process set forth in Section 1.2(2); provided, however, that if the Shareholder fails to provide such notice, the Shareholder’s proposed Nominee shall be deemed to be the Nominee then serving on the Board.

(4)	The Nominee will be invited to join certain committees of the Board upon and subject to his or her election as a director of the Company and the determination of the Board as to which committee or committees the Nominee will be invited to join.

(5)	At the request of the Shareholder but subject to the residency requirements in the by-laws of the applicable subsidiary, the Company shall cause the nominee to be elected to the board of directors of any direct or indirect subsidiary of the Company whose board composition is substantially similar to that of the Board.

(6)	The Shareholder acknowledges that there is no assurance that the Nominee will be elected to the Board by shareholders.

(7)	The Shareholder shall provide written notice to the Company promptly upon the Shareholder having knowledge, based on the most recently reported outstanding share number by the Company, that the Shareholder, together with its Affiliates and certain investment funds for which it acts as investment advisor, beneficially owns, or exercises control or direction over, directly or indirectly, less than 10% of the outstanding Shares (before giving effect to the exercise, conversion or exchange of any securities exercisable for, convertible into or exchangeable for Shares).

1.2	Qualified Designees

(1)

Subject to applicable law and the rules of any stock exchange or quotation system on which any securities of the Company are listed and posted for trading or quoted, as applicable, at the relevant time, in the event that at any time following the date hereof and prior to the termination of this Agreement a vacancy on the Board is created as a result of a Nominee’s death, resignation or removal, then the Shareholder shall have thirty (30) days from the date of such event to select another individual whom the Shareholder believes satisfies the Conditions (as such term is defined below) to fill such vacancy by providing written notice to the Chair of the Board’s governance committee which notice shall identify the individual, and his or her qualifications and credentials to serve as a director of the Company, and to confirm that he or she satisfies the Conditions (each such individual, and any individual proposed by written notice of the Shareholder pursuant to Section 1.1(3), is referred to herein as a “Qualified Designee”).

(2)	Promptly and, in any event, within ten days following receipt of such notice or a notice provided pursuant to section 1.1(3), the members of the Board’s governance committee will review the qualifications and credentials of the Qualified Designee, in good faith in the exercise of their duties, and determine whether to recommend the appointment of the individual to the Board to fill the vacancy or be included as a nominee on the management proposed list of nominees for the applicable shareholders meeting, as the case may be, and the Board will act in good faith in considering whether to accept such recommendation. In the event that (x) the governance committee recommends the appointment of the individual to the Board or for inclusion on the management proposed list of nominees, as the case may be, and the Board accepts such recommendation and appoints such individual as a director or for inclusion on the management proposed list of nominees, then the Board shall promptly notify the Shareholder and such individual shall serve on the Board or be included on the management proposed list of nominees, as applicable, or (y) the governance committee, acting in good faith, determines not to recommend the appointment of the individual to the Board or for inclusion on the management proposed list of nominees (or the Board, acting in good faith, determines to reject a positive recommendation of the governance committee), then the Board shall promptly notify the Shareholder and allow the Shareholder to select another individual whom the Shareholder believes satisfies the Conditions who shall then be subject to approval in accordance with the procedures set out above, and so on as necessary until the vacancy shall be filled with a Qualified Designee or the Shareholder’s proposed nominee is included on the management proposed list of nominees, as applicable.

1.3	Conditions

(1)	Notwithstanding anything to the contrary in this Agreement, each of the Nominees shall satisfy the following conditions (such conditions are referred to herein as the “Conditions”), which requirement applies to, and shall be equally enforced by the Company in respect of, every other individual serving or proposed to serve as a member of the Board:

(a)	co-operate with the Board to allow the board to determine that, as of the date of this Agreement, that he or she is either “independent” or not “independent” as defined under applicable Canadian securities laws;

(b)	at all times while serving on the Board, be qualified to serve as a director under the Canada Business Corporations Act, as amended (the “CBCA”); and,

(c)	confirm to the Board as of the date of this Agreement, that he has made all disclosures required by Section 120 of the CBCA.

(2)	The Shareholder shall promptly advise the Chair of the governance committee in writing if the Shareholder becomes aware that its Nominee ceases to satisfy the Conditions.

(3)	Notwithstanding anything to the contrary in this Agreement, but subject to the right of the Shareholder to select a Qualified Designee as provided in Section 1.2 hereof, if, at any time, a Nominee ceases to satisfy any of the conditions in Section 1.3(1), upon the request of the Board to the Shareholder, the Shareholder shall promptly cause such Nominee to resign from the Board immediately and such Nominee shall deliver his or her written resignation to the Board forthwith.

ARTICLE 2

TERMINATION

2.1	Termination

(1)	The provisions of this Agreement shall remain in full force and effect until the earliest of:

(a)	the date that the Shareholder, together with all of its Affiliates and certain investment funds for which it acts as investment advisor, beneficially owns, or exercises control or direction over, directly or indirectly, less than 10% of the outstanding Shares (before giving effect to the exercise, conversion or exchange of any securities exercisable for, convertible into or exchangeable for Shares); and

(b)	the date established by mutual written agreement of the Company and the Shareholder.

2.2	Effect of Termination

Upon termination of this Agreement, the Shareholder shall cease to have any further nomination rights. At the time of termination, the Shareholder shall cause its then current Nominee to fulfill the term of such Nominee’s role as member of the Board and resign from Board as soon as practicable following the end of such term. No termination pursuant to Section 2.1 shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

ARTICLE 3

GENERAL

3.1	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered in person or sent by overnight delivery (providing proof of delivery) to the party at the following addresses (or at such other address for a party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

(a)	If to the Company:

Postmedia Network Canada Corp.

1450 Don Mills Road

Don Mills, Ontario M3B 2X7

Attention:	Paul Godfrey, Chief Executive Officer
Telephone:	(416) 383-2433
Facsimile:	(416) 383-2463

With a copy to:

Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, Ontario M5H 2S7

Attention:	Rob Chadwick
Telephone:	416.979.2211
Facsimile:	416.979.1234

(b)	If to the Shareholder:

GoldenTree Asset Management LP

300 Park Avenue, 21st Floor

New York, NY 10022

Attention:	Karen Weber
Telephone:	212-847-3531
Facsimile:	212-847-3496

3.2	No Third-Party Beneficiaries

Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any Persons other than the parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party, nor shall any provisions give any third Persons any right or subrogation over or action against any party.

3.3	Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without giving effect to the conflicts of law provisions thereof. Any disputes arising out of or in connection with this Agreement shall be adjudicated in the Courts of Ontario.

3.4	Assignment; Successors

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. No party to this

Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise.

3.5	Amendments; Waivers

This Agreement may only be amended pursuant to a written agreement executed by all the parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

3.6	Entire Agreement

This Agreement constitutes the entire agreement of all the parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein. The parties expressly disclaim reliance on any information, statements, representations or warranties regarding the subject matter of this Agreement other than the terms of this Agreement.

3.7	Counterparts

To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

3.8	Specific Performance

The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties are entitled to an injunction or specific performance of the terms hereof in addition to any other remedies at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

POSTMEDIA NETWORK CANADA CORP.

By:	“Steven Pasternak”
	Name:	Steven Pasternak
	Title:	Senior Vice President and General Counsel

GOLDENTREE ASSET MANAGEMENT LP

Per:	“Barry Ritholz”
	Name: Title:	Barry Ritholz Vice President